Exhibit 10.78

Boston Scientific Corporation

Participant: %%FIRST_NAME%-% %%LAST_NAME%-%
Employee ID: %%EMPLOYEE_IDENTIFIER%-%
Award Type: Performance Share Unit Award Agreement
Plan Name: TSR PERFORMANCE SHARE PROGRAM -

Award Date: %%OPTION_DATE,’Month DD, YYYY’%-%

Total Granted: %%TOTAL_SHARES_GRANTED%-%

BOSTON SCIENTIFIC

INTENT TO GRANT

PERFORMANCE SHARE UNIT AWARD AGREEMENT

    This Agreement, dated as of the %%OPTION_DATE,’Month DD, YYYY’%-% (the “Grant Date”), is between you and Boston Scientific Corporation, a Delaware corporation (the “Company”), in connection with the Award of Performance Share Units by the Company under the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in either the Plan or in the Total Shareholder Return Performance Share Program (the “Program”) for the period beginning January 1, 2022 and ending on December 31, 2024 (the “Performance Period”).
    1.    Grant and Acceptance of Award. The Company hereby indicates its award to you that number of Performance Share Units (the “Units”) set forth herein this Agreement (the “Award”). Each Unit represents the Company’s commitment to issue to you shares of the Company’s common stock, par value USD 0.01 per share (“Stock”), subject to certain eligibility, performance and other conditions set forth herein. The Award is intended to be granted pursuant to and is subject to the terms and conditions of this Agreement and the provisions of the Plan and the Program.

    2.    Eligibility Conditions upon Award of the Units. You hereby acknowledge the intent of the Company to award the Units subject to certain eligibility, performance and other conditions set forth herein.

    3.    Satisfaction of Performance-Based Conditions. Subject to the eligibility conditions described in Section 7 of this Agreement, except as otherwise provided in Section 8 of this Agreement and Appendix B, and the satisfaction of the performance conditions set forth on Appendix A to this Agreement during the Performance Period, the
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Company intends to award shares of Stock hereunder to you at the end of the Performance Period. Shares of Stock shall be issued during the period January 1 to March 15 of the calendar year following the end of the Performance Period based on actual performance as determined at the first Committee meeting following the Performance Period. Except as set forth in Section 8 of this Agreement, no shares of Stock in settlement of the Units shall be issued to you prior to the end of the Performance Period.

    4.    Participant’s Rights in Stock. The shares of Stock, if and when issued hereunder, shall be registered in your name and evidenced in the manner as the Company may determine. During the period prior to the issuance of shares of Stock, you will have no rights of a stockholder of the Company with respect to the shares of Stock, including no right to receive dividends or vote the shares of Stock underlying each Award.

    5.    Death or Disability. In the event that your employment with the Company or its subsidiaries or Affiliates is terminated due to death or Disability (as the term is defined in the Plan or determined under local law), prior to the end of the Performance Period, shares of Stock shall be issued during the period January 1 to March 15 of the calendar year following the end of the Performance Period based on actual performance as determined at the first Committee meeting following the Performance Period.

    6.    Retirement. In the event that your employment with the Company or its subsidiaries or Affiliates is terminated due to Retirement after December 31, 2022, but prior to the end of the Performance Period, shares of Stock shall be issued during the period January 1 to March 15 of the calendar year following the end of the Performance Period on a prorated basis based on actual performance as determined at the first Committee meeting following the Performance Period. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months that you worked during the Performance Period (rounded up to the nearest whole month) divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by (b) the percentile performance amount, as calculated in accordance with the terms of the Program. In the event that you terminate your employment due to Retirement prior to January 1, 2023, the Award shall be forfeited in its entirety.

    7.    Other Termination of Employment -- Eligibility Conditions. If your employment with the Company and its Affiliates or subsidiaries is terminated or you separate from the Company and its Affiliates or subsidiaries for any reason other than death, Retirement or Disability, any Units that remain subject to eligibility conditions shall be void and no shares of Stock shall be issued. Except as set forth in Sections 5, 6 and 8, eligibility to be issued shares of Stock is conditioned on your continuous employment with the Company or an Affiliate through and on the last day of the Performance Period.

    8.    Change in Control of the Company. Subject to the terms of any separate Change in Control or similar agreement to which you are bound, in the event you are employed by the Company or an Affiliate at the time of a Change in Control after December 31, 2022, but prior to the end of the Performance Period, shares of Stock shall be issued immediately prior to the Change in Control on a prorated basis based on actual performance using the last day of the month preceding the date on which the Change in Control is consummated as the ending date of the Performance Period in lieu of December 31, 2024, as determined by the Committee immediately prior to the consummation of the Change in Control. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units
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set forth herein multiplied by (ii) the quotient of the number of full and partial months during the Performance Period (rounded up to the nearest whole month) prior to the consummation of the Change in Control divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by (b) the percentile performance amount as calculated in accordance with the terms of the Program. In the event that a Change in Control occurs prior to January 1, 2023, the Award shall be forfeited in its entirety.

    In the event that your employment with the Company or its subsidiaries or Affiliates is terminated due to death or Disability prior to a Change in Control and a Change in Control occurs after December 31, 2022, but prior to the end of the Performance Period, shares of Stock shall be issued immediately prior to the Change in Control based on actual performance using the last day of the month preceding the date on which the Change in Control is consummated as the ending date of the Performance Period in lieu of December 31, 2024, as determined by the Committee immediately prior to the consummation of the Change in Control.

    In the event that your employment with the Company or its subsidiaries or Affiliates is terminated due to Retirement prior to a Change in Control after December 31, 2022 and a Change in Control occurs after December 31, 2022, but prior to the end of the Performance Period, shares of Stock shall be issued immediately prior to the Change in Control on a prorated basis as determined under Section 6 based on actual performance using the last day of the month preceding the date on which the Change in Control is consummated as the ending date of the Performance Period in lieu of December 31, 2024, as determined by the Committee immediately prior to the consummation of the Change in Control.

    9.    Recoupment Policy.

    (a)    Current Recoupment Policy. Pursuant to the Company’s recoupment policy and to the extent permitted by governing law, the Board, in its discretion, may seek Recovery of the Award granted to you if you are a Current Executive Officer or Former Executive Officer and if, in the judgment of the Board, you commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company while serving in your capacity as Executive Officer.

        (i)    Definitions. The following terms, when used in this Section 9, shall have the meaning set forth below:

            (1)    “Current Executive Officer” means any individual currently designated as an “executive officer” by the Board under Rule 3b-7 under the Securities Exchange  Act of 1934, as amended.

            (2)    “Executive Officer” means any Current Executive Officer or Former Executive Officer.

            (3)    “Former Executive Officer” means any individual previously (but not currently) designated as an “executive officer” by the Board under Rule 3b-7 under the Securities Exchange  Act of 1934, as amended.

        (4)    “Recovery” means the forfeiture or cancellation of unvested Units.

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    (b)    Provisions Required by Law. If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to outstanding Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to this Award, as applicable, as if it had been included on the Grant Date and the Company shall notify you of such additional provision.

    10.    Consideration for Stock. The shares of Stock are intended to be issued for no cash consideration.

    11.    Issuance of Stock. The Company shall not be obligated to issue any shares of Stock until (i) all United States (“U.S.”) federal, state, local and non-U.S. laws and regulations as the Company may deem applicable have been complied with; (ii) the shares of Stock have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares of Stock have been approved by the Company’s legal department.

    12.    Satisfaction of Tax Obligations. Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Stock issued upon vesting of the Units, and (b) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

    Upon the issuance of shares of Stock or the satisfaction of any vesting condition with respect to the shares of Stock to be issued hereunder, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may hold back from the total number of shares of Stock to be delivered to you, and shall cause to be transferred to the Company, whole shares of Stock that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Stock, or to the extent it would not result in adverse accounting treatment, the Company may, in its sole discretion, hold back shares of Stock based on a rate of up to the maximum applicable withholding rate. If the obligation for Tax-Related Items is satisfied by holding back shares of Stock to be delivered upon settlement of the Units, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. You will have no further rights with respect to any shares of Stock that are retained by the Company pursuant to this provision. By accepting the grant of the Units, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder.

    Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Stock acquired upon vesting resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including,
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without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Stock or sale of shares of Stock, or may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the Units.

    All other Tax-Related Items related to the grant of the Units and any shares of Stock delivered in settlement thereof are your sole responsibility. In no event shall whole shares of Stock be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company and its Affiliates against any and all liabilities, damages, costs and expenses that the Company and its Affiliates may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

    The Units are intended to comply with or be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

    Notwithstanding any provision of this Agreement to the contrary, in the event that any settlement or payment of this Award occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (as that term is defined under Code Section 409A) subject to Code Section 409A at the time your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of this Award delayed as a result of the preceding sentence, which is (i) in whole or in part, settled in cash and (ii) based on the value of shares of Stock, shall be based on the value of the shares of Stock at the time the Award would have otherwise been settled or paid without application of the delay described in the preceding sentence. If this Award does not otherwise qualify for an applicable exemption from Code Section 409A, the terms “Retirement”, “terminate,” “termination,” “termination of employment,” and variations thereof as used in this agreement, are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A. Notwithstanding any action or inaction by the Administrator, you are exclusively responsible for any tax consequences under Code Section 409A resulting from this Award.

    13.    Investment Intent. You acknowledge that the acquisition of the shares of Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

    14.    Limits on Transferability; Restrictions on Shares; Legend on Certificate. Until the eligibility conditions of this Award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement or by action of the Committee, the Units awarded hereunder are not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by you. Transfers of shares of Stock by you are subject to the Company’s Stock Trading Policy and applicable securities laws. Shares of Stock issued to you in
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certificate form or to your book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

    15.    Award Subject to the Plan and the Program. The Award to be made pursuant to this Agreement is made subject to the Plan and the Program. The terms and provisions of the Plan and the Program, as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan or the Program, the applicable terms and conditions of the Plan or Program will govern and prevail. However, no amendment of the Plan or the Program after the date hereof may adversely alter or impair the issuance of the shares of Stock to be made pursuant to this Agreement.

    16.    No Rights to Continued Employment. The Company’s intent to issue the shares of Stock hereunder shall not confer upon you any right to continued employment or other association with the Company or any of its Affiliates or subsidiaries; and this Agreement shall not be construed in any way to limit the right of the Company or any of its subsidiaries or Affiliates to terminate your employment or other association with the Company or to change the terms of such employment or association at any time.

    17.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

    18.    Appendix. Notwithstanding any provision of this Agreement to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable appendix to the Agreement (the “Appendix”). Further, if you transfer your residence and/or employment to another country reflected in the Appendices to these Agreements, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Appendix shall constitute part of this Agreement.

    19.    Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the Commonwealth of Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this Award is made and/or to be performed.

    20.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

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    21.    Severability. You agree that the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

    22.    Waiver. You understand that the waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.

23.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to the one and the same instrument.

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APPENDIX A

PLAN: AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

The Performance Share Units will pay out in shares of Stock in a range of 0% to 200% of the number of Performance Share Units as follows:

TSR Performance Percentile Rank	Performance Share Units as a Percent of Target
80th Percentile or above	200%
50th Percentile	100%
30th Percentile	40%
Below 30th Percentile	0%
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APPENDIX B

This Appendix B contains supplemental terms and conditions for awards of Units granted under the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.

Section I of this Appendix B contains special terms and conditions that govern the Units outside of the United States. Section II of this Appendix B includes special terms and conditions in the specific countries listed therein.

This Appendix B may also include information regarding exchange controls, taxation of awards and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning the Units in effect as of December 2021. Such laws are often complex and change frequently; the information may be out of date at the time you vest in the Units or sell shares of Stock acquired under the Plan. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan.

In addition, this Appendix B is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company does not assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances (or the Company may establish alternative terms and conditions as may be necessary or advisable).

Section I.     All Countries Outside the United States

Nature of Grant. In accepting the grant, you acknowledge that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Administrator at any time, to the extent permitted by the Plan;

(b)the grant of the Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of Units, even if Units have been granted in the past;

(c)all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Administrator;

(d)the grant of the Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with
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the Company, the Employer or Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your employment or service relationship (if any);

(e)you are voluntarily participating in the Plan;

(f)the Units are not intended to replace any pension rights or compensation;

(g)the Units, the underlying shares of Stock, and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(j)unless otherwise agreed with the Company in writing, the Units, the underlying shares of Stock and the income from and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of an Affiliate;

(k)for purposes of the Units, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Units under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Unit grant (including whether you may still be considered to be providing services while on an approved leave of absence); and

(l)the following provisions apply only if you are providing services outside the United States: (A) the Units, the underlying shares of Stock, and the income from and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Units or of any amount due to you pursuant to the settlement of the Units or the subsequent sale of any shares of Stock acquired upon settlement.

Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the Units granted under and participation in the Plan or future Units that may be granted under the Plan by electronic means or to request your
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consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Language. You hereby acknowledge and agree that it is your express intent that this Agreement and any applicable Appendix, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. You acknowledge that you are proficient in the English language and understand the terms of this Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If you have received this Agreement and any applicable Appendix, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the shares of Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to those shares of Stock (e.g., Units) or rights linked to the value of shares (e.g., phantom awards, futures) during such times you are considered to have “inside information” regarding the Company, as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed insider information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and are advised to speak to your personal advisor on this matter.

Section II.     Country-Specific Terms and Conditions

COUNTRIES OUTSIDE THE EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”), UNITED KINGDOM AND SWITZERLAND

Data Privacy: If you do not reside and/or are not employed in the EU / EEA, the United Kingdom or Switzerland, the following provision applies:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Stock or directorships held in the Company, and details of all Units awarded to you or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering the Plan.
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You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including but not limited to E*TRADE Securities LLC (“E*TRADE”) or any successor or any other third party that the Company or E*TRADE (or its successor) may engage to assist with the administration of the Plan from time to time. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.

You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon vesting of the Units. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

COUNTRIES WITHIN THE EU / EEA, UNITED KINGDOM AND SWITZERLAND

Data Privacy: If you reside and/or are employed in the EU / EEA, the United Kingdom or Switzerland, the following provision applies:

Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify you of the following in relation to your Personal Data (defined below) and the collection, processing and transfer in electronic or other form of such Personal Data in relation to the grant of the Units and your participation in the Plan. The collection, processing and transfer of your Personal Data is necessary for the legitimate purpose of the Company and the Employer’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of Personal Data may affect your participation in the Plan. As such, by accepting the Award, you acknowledge the collection, use, processing and transfer of Personal Data as described herein.

You understand that the Company and the Employer hold certain personally identifiable information about you, specifically, your name, home address and telephone number, date of birth, social security number or other employee
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identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Personal Data”). The Personal Data may be provided by you to or collected, where lawful, from third parties. The Company or the Employer each act as controllers of the Personal Data and will process the Personal Data in this context for the exclusive legitimate purpose of implementing, administering and managing your participation in the Plan and meeting related legal obligations associated with these actions.

The processing will take place through electronic and non-electronic means according to logics and procedures correlated to the purposes for which the Personal Data was collected and with confidentiality and security provisions as set forth by applicable laws and regulations. Personal Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and other aspects of the employment relationship and for participation in the Plan.

The Company and the Employer will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Personal Data to third parties assisting the Company or the Employer in the implementation, administration and management of the Plan, including E*TRADE Securities LLC and its affiliates or any successor or other third party that the Company, the Employer or E*TRADE Securities LLC (or its successor) may engage to assist with the administration of the Plan from time to time. These recipients may be located in the EU, EEA, the United Kingdom, Switzerland or elsewhere throughout the world, such as the United States. By participating in the Plan, you understand that these recipients may receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan. You further understand that you may request a list with the names and addresses of any potential recipients of your Personal Data by contacting your local Human Resources manager or the Company’s Human Resources Department. When transferring Personal Data to these potential recipients, the Company and the Employer provide appropriate safeguards in accordance with EU Standard Contractual Clauses or other legally binding and permissible arrangements. You may request a copy of such safeguards from your local human resources manager or the Company’s Human Resources Department.

To the extent provided by law, you may, at any time, have the right to request: access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting in writing your Human Resources manager. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to grant the Units to you, or grant other equity awards or administer or maintain such equity awards. For more information on the consequences of your refusal to provide
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Personal Data, you understand that you may contact your local human resources manager or the Company’s Human Resources Department.

When the Company and the Employer no longer need to use Personal Data for the purposes above or do not need to retain it for compliance with any legal or regulatory purpose, each will take reasonable steps to remove Personal Data from their systems and/or records containing the Personal Data and/or take steps to properly anonymize it so that you can longer be identified from it.

FRANCE

Nature of the Award. The Units are not granted under the French specific regime provided by Articles L225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French commercial code, as amended.

Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

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-Rev. 12.2021        TSR Program